Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Anne Lloyd

Executive Vice President and Chief Financial Officer

(919) 783-4660

www.martinmarietta.com

MARTIN MARIETTA ANNOUNCES

THE ELECTION OF NEW BOARD MEMBERS

RALEIGH, North Carolina (August 15, 2016) - Martin Marietta Materials, Inc. (NYSE:MLM) today announced that a new independent director has been elected to its Board of Directors. John J. (Jack) Koraleski, former Chairman of the Board of Directors and CEO of Union Pacific Corporation (NYSE: UNP), was elected to Martin Marietta’s Board of Directors on August 15, 2016.  Mr. Koraleski, 65, also served as Executive Chairman of the Board of Directors for Union Pacific from February 2015 until his retirement in September 2015. Union Pacific, with approximately $22 billion in revenues and a market capitalization of approximately $80 billion, operates railroads that connect 23 states in the western two-thirds of the United States by rail, providing a critical link in the global supply chain. It provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel efficient and environmentally responsible manner. Mr. Koraleski will serve on Martin Marietta’s Audit Committee, Management Development and Compensation Committee, and Executive Committee.

At its Annual Meeting of Shareholders in May, Donald (Don) W. Slager was elected to Martin Marietta’s Board of Directors.  Mr. Slager, 54, is President and CEO of Republic Services, Inc. (NYSE: RSG), as well as a member of its Board of Directors. Republic Services is an industry leader in American recycling and non-hazardous solid waste with approximately $9 billion in revenues and a market capitalization of approximately $18 billion. Republic Services’ various operating units, including collection companies, transfer stations, recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers to enjoy a cleaner, safer and healthier world. Mr. Slager serves on Martin Marietta’s Finance Committee and Ethics, Environment, Safety and Health Committee.

The two new directors fill the seats previously held by Frank H. Menaker, Jr. and Richard A. Vinroot, both of whom reached the mandatory retirement age provided in Martin Marietta’s Bylaws. They were not eligible for election at the 2016 Annual Meeting of Shareholders and retired from the Board after 23 and 20 years of service to the company, respectively.

Martin Marietta’s 10-member Board of Directors now consists of 9 outside directors.

C. Howard (Ward) Nye, Chairman, President and Chief Executive Officer of Martin Marietta, stated, “We are excited to welcome Jack Koraleski and Don Slager to Martin Marietta’s Board of Directors. They are both experienced chief executives who are well-versed in corporate governance matters

MLM Announces Election of New Board Members

August 15, 2016

and whose strategic insights will be invaluable in helping Martin Marietta continue to deliver good results to its shareholders.  In addition, their deep knowledge of logistics, transportation, land use, as well as a strong focus on safety and environmentally responsible businesses, will enable each of them to make a very meaningful contribution to the Board.  We are extremely pleased to have people of Jack’s and Don’s caliber and expertise join the Martin Marietta Board and believe they are each going to make an important and positive impact on our company, its employees, customers and shareholders."

“On behalf of our Board and shareholders, I want to extend my personal thanks and sincere appreciation to Mr. Menaker and Mr. Vinroot for their years of service and insights they both provided to our company. Each gave generously of their time and consistently provided the Board with independent judgment and advice, which were invaluable to the success of Martin Marietta.”

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 26 states, Canada and the Bahamas.  Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live.  Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.